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                                                                   EXHIBIT 10.1


                             JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT is made on the 20th of December 2001 by and among:

1. Celeritek Inc., a corporation duly organized and validly existing under the Laws of California, having its principal office at 3236 Scott Blvd., Santa Clara, California, and its permitted successors, assigns and wholly-owned subsidiaries (hereinafter referred to as "Celeritek");

2. UBE Electronics, Ltd., a corporation duly organized and validly existing under the Laws of Japan, having its principal office at 2023-2 Aza-Mugigawa Okubun, Ohmine-cho, Mine city, Yamaguchi Pref., 759-2214, Japan, and its permitted successors, assigns and wholly-owned subsidiaries (hereinafter referred to as "UBE").

3. Newgen Co., Ltd., a corporation duly organized and validly existing under the Laws of Korea, having its principal office at 124-4 #400, Ojeon-Dong, Uiwang-City, Kyungki-Do, Korea, and its permitted successors and assigns (hereinafter referred to as the "Company").

Celeritek, UBE, and any assignees pursuant to this Agreement of Celeritek or UBE are herein collectively referred to as the "Investors." Each of the Investors and the Company are herein referred to individually as a "Party" and collectively or respectively as applicable as the "Parties."

                                   WITNESSETH:

WHEREAS, Celeritek is engaged in the design and manufacture of gallium arsenide semiconductor components and gallium arsenide-based subsystems used in the transmission of voice, video and data over wireless communication networks;

WHEREAS, UBE is engaged in the design and manufacture of ceramic components and ceramic base subsystems used in the mobile telecommunication systems.;

WHEREAS, the Company is engaged in the design of personal cellular handsets used in the CDMA and GSM telecommunication systems.

WHEREAS, the Parties hereto, subject to the terms and conditions set forth herein, desire to jointly enter into a venture (the "Venture") to reorganize the Company into a Foreign Capital Invested Company for the purposes of designing and developing handsets as per the order of phone manufactures and phone companies from time to time in accordance with the provisions of this Agreement (the "Business," as further defined herein); and

WHEREAS, the Parties hereto desire to enter into this Agreement to outline the overall framework for the Venture and the Business and define the relationship of the Investors individually as amongst themselves and collectively as between them and the Company by establishing certain terms and conditions under which shares in the Company are to be held.


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NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

1.1 In this Agreement, the following expressions shall, unless the context otherwise requires, have the following meanings:

        1.1.1 "Agreement" shall mean this Joint Venture Agreement as in effect on the date hereof, all Exhibits and Schedules attached hereto and other instruments, documents and/or agreements relating to this Agreement which are concluded between the parties hereto on or before the date hereof or which are incorporated herein by reference, and all other instruments, documents and/or agreements relating to this Agreement hereafter agreed upon from time to time in accordance with the terms hereof.

        1.1.2 "Business" shall mean the business of the Company from time to time in accordance with the meaning specified in the Recitals above and in Article 3 below.

        1.1.3 "Business Day" shall mean any day on which banking institutions are open for normal business in Seoul, Korea.

        1.1.4 "Common Company Shares" shall mean any common stock issued or issuable by the Company.

        1.1.5 "Company Shares" shall mean all classes of stock and securities convertible to any class of stock, previously issued, issuable in accordance with this Agreement, or issued at any time in the future by the Company.

        1.1.6 "Execution Date" shall mean the date first above written.

        1.1.7 "Foreign Capital Invested Company" shall mean a company, organized and registered in Korea, in which a non-Korean national or foreign Person has invested capital pursuant to the Foreign Investment Promotion Act of Korea.

        1.1.8 "Governmental Approval" shall mean all consents, approvals, certificates, filings, franchises, licenses, orders, permits, variances or similar authorizations and rights to be obtained from or filed with any Korean Governmental Authority required or necessary for any action of a Party in connection with those contemplated in this Agreement.

        1.1.9 "Governmental Authority" shall mean any national, regional, provincial, local, municipal or other political subdivision thereof, administrative, regulatory, judicial, legislative, executive, police or taxing governmental authority of any nature, including any ministry, agency, bureau, or entity, official, or court having jurisdiction.

        1.1.10 "Investor Shares" shall mean the Preferred Company Shares issuable to the Investors in accordance with this Agreement or, as regarding such Preferred Company Shares, issuable pursuant to any stock split, dividend, recapitalization or any other distribution.

        1.1.11 "Law" shall mean any law, rule, regulation, order, ordinance, code, injunction, judgment or decree, or other similar judicial or Governmental Authority pronouncements having compulsive legal effect.


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        1.1.12 "New Articles" shall mean the Company's Articles of Incorporation as amended and adopted by the Shareholders at a shareholders meeting convened within [ten (10)] Business Days after the Effective Date to conform with the terms and conditions of this Agreement.

        1.1.13 "Person" shall mean an individual or a corporation, association, partnership, limited liability company, joint venture, joint stock company, organization, business trust or any other entity or organization, including governmental entities or organizations.

        1.1.14 "Preferred Company Shares" shall mean any preferred class of voting stock or securities issued or issuable by the Company that have any preferential rights over Common Company Shares.

        1.1.15 "Shareholders" shall mean the existing shareholders of the Company as of the Effective Date, as identified in Schedule 1 hereto, together with Celeritek and UBE.

1.2 Unless the context otherwise requires, words importing the singular shall include the plural and vice versa, the headings in this Agreement have been inserted for convenience of reference only and shall not be used in construing or interpreting this Agreement, and references to "Korea" shall mean the Republic of Korea.

                               ARTICLE 2. PURPOSE

The purpose of this Agreement is to agree upon the terms and conditions under which the Company shall become a joint venture company and pursue the Business.

                             ARTICLE 3. THE BUSINESS

The Business of the Company shall be to:

3.1 Engage in the business of designing, developing, marketing, promoting, and distributing handsets for cellular and related phone devices (the "Products").

3.2 Pursue the objectives of Section 3.1 above as per the Company's own initiative and, from time to time, as per the order of cell phone manufactures and wireless phone companies in Korea and elsewhere.

3.3 Undertake the foregoing objectives with the understanding that, in accordance with Section 4.7 below, Celeritek and UBE will be the preferred supplier to the Company of the respective items and constituent parts it provides to the Company from time to time and that are used in the manufacture of the Products provided that the parts are technically competitive.

3.4 Engage in any and all acts, things, businesses and activities, which are related, incidental or conducive directly or indirectly to the attainment of the foregoing objectives.

                    ARTICLE 4. RESPONSIBILITIES OF EACH PARTY

4.1 Prior to the Execution Date or simultaneously therewith, the Company shall file a report, on behalf of Celeritek and UBE as foreign investors, with the Korea Exchange Bank in accordance with the Foreign Investment Promotion Act for establishing the Company as a Foreign Capital Invested Company and, shall apply for the approval of the Korean Exchange Bank for the transfer into Korea of the foreign currency equivalent of the Investors' capital contributions in accordance with Article 5 and Schedule 1 hereof. The


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Investors shall provide reasonable assistance to the Company in connection with such filing, or any other related requirement, upon the Company's reasonable request.

4.2 The Company shall have the responsibility for obtaining all Governmental Approvals from time to time and arising out of, or in connection with, the implementation of the Products, the Business and this Venture in the form and substance mutually agreed upon by both Parties.

4.3 Each Party will jointly and individually use their respective commercially reasonable endeavors to ensure that the Company shall comply with Law and continue to maintain and hold all such necessary license(s), approval(s) or permit(s) of any and all relevant Governmental Authorities.

4.4 The Company shall promptly notify the Investors in writing of any registrations or filings required to obtain copyright, trademark, or patents, in their respective names in Korea. The Company shall use commercially reasonable endeavors to assist the Investors in completing such filings or registrations or in obtaining such Government Approvals.

4.5 Each Party shall forthwith, in writing, inform the other Party upon it coming to its attention that an obligation pursuant to this Article 4 has been satisfied or has been refused or rejected by a competent Governmental Authority.

4.6 The Company's New Articles shall be mutually drafted and agreed upon by the Parties hereto within [ten (10)] Business Days of the Execution Date (or such later date as the Parties may agree in writing) and shall be in conformity with the terms and conditions of this Agreement. If any discrepancy is found between this Agreement and the New Articles, the Parties shall, in accordance with the terms of this Agreement and applicable Korean Law, amend the New Articles to conform with this Agreement.

4.7 The Company agrees that it shall, at the earliest convenience after the Execution Date, enter into subsequent agreements and understandings with Celeritek and UBE whereby Celeritek and UBE will be the preferred suppliers having first rights to supply to the Company of certain parts and items that they manufacture for the Products of the Company to be produced given that the parts are technically competitive in accordance with the terms of this Agreement.

                         ARTICLE 5. CAPITAL SUBSCRIPTION

5.1 The Company shall cause to be issued two hundred thirteen thousand two hundred (213,200) new shares of Preferred Company Shares having a par value Five Hundred Korean Won (KRW 500) per share and at price per share of six thousand ninety eight Korean Won (KRW 6,098),"original issued price". In accordance with the figures of Schedule 1, Celeritek shall subscribe to and purchase one hundred six thousand six hundred (106,600) Preferred Company Shares, equivalent to ten percent (10%) ownership equity in the Company, for an aggregate consideration of Six Hundred Fifty Million Korean Won (KRW 650,000,000) ("Celeritek's Purchase Price"), and UBE shall subscribe to and purchase one hundred six thousand six hundred (106,600) Preferred Company Shares, equivalent to ten percent (10%) ownership equity in the Company, for an aggregate consideration of Six Hundred Fifty Million Korean Won (KRW 650,000,000) ("UBE's Purchase Price").

        5.1.1 Simultaneously with the execution of this Agreement, the Company shall immediately transfer title to one hundred six thousand six hundred (106,600) shares of the Investor Shares, constituting ten percent (10_%) of the new issue, to Celeritek, and in exchange thereof, Celeritek shall pay (by wire transfer to an account designated by the Company) Celeritek's Purchase Price within ten (10) Business Days of the Execution Date.


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        5.1.2 Simultaneously with the execution of this Agreement, the Company shall immediately transfer title to one hundred six thousand six hundred (106,600) shares of the Investor Shares, constituting ten percent (10%) of the new issue, to UBE, and in exchange thereof, UBE shall pay (by wire transfer to an account designated by the Company) UBE's Purchase Price within ten (10) Business Days of the Execution Date.

5.2 From time to time, the shareholding proportions of the Parties may be reduced as current Company Shares are transferred or new Company Shares are issued in accordance with the New Articles; provided, however, Celeritek and UBE will have rights to purchase new Company shares in accordance with section 6.6 so that the proportion of Company Shares held by Celeritek shall never be less than ten percent (10%) of all issued and outstanding Company Shares, on an as-converted basis, and that the proportion of Company Shares held by UBE shall never be less than ten percent (10%) of all issued and outstanding Company Shares, on an as-converted basis; provided, further, however, that under no circumstances will any Investor be required to tender any consideration whatsoever for Company Shares issued, transferred or granted to the Investors by the Company pursuant to this Section 5.2.

5.3 Any additional Company Shares shall only be authorized and/or issued upon an affirmative vote of the Board, valid under Korean Law, the New Articles and the terms and conditions of this Agreement, in which majority of the directors of the Company vote in favor of such resolution.

5.4 Any Party or other Person subscribing from time to time for Company Shares shall tender payment for such in cash or such other form as set forth at the sole and absolute discretion of the Board. In the event of a share transfer or new issue of Company Shares subsequent to the subscriptions contemplated by this Agreement, the transferee or subscriber shall, as a condition precedent to such transfer, deliver a written undertaking to the Parties hereto, in form and substance acceptable to them, to the effect that the transferee or subscriber shall observe and be bound by all provisions of this Agreement and any agreements related hereto as if such transferee or a subscriber were a Party hereto and/or thereto.

5.5 The Parties shall not pledge, sell, transfer, or otherwise encumber or dispose of all or any Company Shares without the prior written consent of the other Parties and unless in accordance with Section 24.1 below; provided, however, that Investors may transfer its Company Shares to its affiliates or subsidiaries or any other third party which controls the Investor, or is under common control with the Investor, without the requirement to obtain such consent of the Company hereto.

                       ARTICLE 6. RIGHTS OF THE INVESTORS

6.1 The Investor Shares shall have full voting rights pursuant to this Agreement and the New Articles, and shall be evidenced by share certificates in non-bearer form delivered to each Investor by the Company in accordance with the terms and conditions of Section 5.1 above.

6.2 Dividends. The Investors shall each be entitled to receive dividends on the Investor Shares, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in Common Company Shares or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of the Common Company Shares) on the Common Company Shares or any other Company Preferred Shares, at the rate of Five Hundred Korean Won (KRW 500) per share per annum (as adjusted to take into account any stock splits, stock dividends, recapitalizations or the like) or, if greater (as determined on a per annum basis and on an as converted basis), an amount equal to that paid on any other outstanding Company Shares, payable when, as, and if declared by the Board. Such dividends shall be cumulative.


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6.3     Liquidation Preference.

        6.3.1 In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Investors shall each be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Company Shares or other Preferred Company Shares by reason of their ownership thereof, an amount per share equal to the sum of six thousand ninety eight Korean Won (KRW 6098) for each outstanding Investor Share (the "Original Issue Price"), plus declared but unpaid dividends on such share (subject to adjustment of such fixed Korean Won amount for any stock splits, stock dividends, combinations, recapitalizations or the like). If upon the occurrence of such event, the assets and funds thus distributed to the Investors shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Investors in proportion to the amount of such shares owned by each Investor. For purposes of this Article 6, a merger, acquisition or sale of substantially all of the assets of the Company shall be considered liquidation.

        6.3.2 Upon the completion of the distribution required by Section 6.3.1 above, the remaining assets of the Company available for distribution to Shareholders shall be distributed among the remaining holders of Preferred Company Shares, including the Investors and Common Company Shares pro rata based on the number of shares of Common Company Shares held by each (assuming full conversion of all such Preferred Company Shares) until with respect to the holders of preferred shares, including the Investors, such holders shall have received an aggregate of six thousand ninety eight Korean Won (KRW 6098) per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) (including amounts paid pursuant to Section 6.3.1 above; thereafter, if assets remain in the Company, the holders of the Common Company Shares shall receive all of the remaining assets of the Company pro rata based on the number of shares of Common Company Shares held by each.

6.4     The Investor Shares shall not be redeemable.

6.5 Conversion. The Investors shall have the following conversion rights (the "Conversion Rights"):

        6.5.1 Right to Convert. Each Investor Share shall be convertible, at the option of the respective holding Investor, at any time after the date of issuance of such share, into such number of fully paid and nonassessable Common Company Shares as is determined by dividing the Original Issue Price by the conversion price applicable to such share, as determined in good faith by the Board, in effect on the date the certificate is surrendered for conversion; provided, however, that such conversion price shall never be greater than the Original Issue Price. The initial conversion price per share for an Investor Share shall be the Original Issue Price. Conversion price shall be subject to adjustment which shall be effected upon the Board's approval if and to the extent necessary to make a for dilution in economic value of the investor shares which may result from stock split, stock dividend.

        6.5.2 Automatic Conversion. The Investor Shares shall automatically be converted into Common Company Shares immediately upon the earlier of (i) the Company's sale of its Common Company Shares in a firm commitment underwritten public offering pursuant to a registration statement or equivalent thereof filed in accordance with Korean Law or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding Investor Shares.

        6.5.3 Mechanics of Conversion. Before an Investor is entitled to convert any Investor Shares into Common Company Shares, such Investor shall surrender its share certificates, duly endorsed to the Company, and shall give written notice to the Company of the election. The Company shall, as soon


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        as practicable thereafter, issue and deliver a certificate or certificates for the number of Common Company Shares to which such investor is entitled.

        6.5.4 Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Company Shares, the Investors along with other holders of Preferred Company Shares shall thereafter be entitled to receive upon conversion of Preferred Company Shares the number of shares or other securities or property of the Company to which a holder of Common Company Shares deliverable upon conversion would have been entitled on such recapitalization.

        6.5.5 No Fractional Shares. No fractional shares shall be issued upon the conversion of any Investor Share. In lieu of any fractional shares to which an Investor would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then applicable conversion price.

        6.5.6 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Company Shares, solely for the purpose of effecting the conversion of the Investor Shares, such number of its Common Company Shares as shall from time to time be sufficient to effect the conversion of all outstanding Investor Shares.

6.6 Right of First Refusal. The Investors shall have the following rights of first refusal:

        6.6.1 Subject to applicable Law and the New Articles, the Investors shall have rights of first refusal with respect to any new issuance of Company Shares in the same ratio as their respective shareholding ratios established in connection with the terms of this Agreement. In the event that the Company wishes to undertake a new issuance of Company Shares, the Company shall first give each Investor prior written notice of its intention that describes the type of new Company Shares and the price, terms and conditions upon which the Company proposes to issue the same. Each Investor shall have fifteen (15) Business Days from the day of receiving such notice to provide written notice back to the Company of its intent to purchase up to its pro rata share of such new Company Shares.

        6.6.2 In the event an Investor does not exercise such Investor's rights to purchase such new Company Shares, the Company shall have one hundred twenty (120) days to issue or sell such new Company Shares at a price and terms and conditions that are no more favorable than those specified in the Company's notice to the Investors. After the expiration of such 120-day period, the Company shall not thereafter issue or sell such remaining new Company shares without first offering such new Company Shares again to the Investors in accordance with this Section 6.6.

6.7 No Impairment. The Company will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Article 6 and in the taking of such action as may be necessary or appropriate in order to protect the conversion rights of the Investors against impairment.

               ARTICLE 7. MEETINGS AND RESOLUTIONS OF SHAREHOLDERS

7.1 The Board shall decide the time and place for convening all meetings of the Shareholders except where Korean Law provides otherwise. Written notice in English stating the place, day and hour of the meeting and, in case of a special meeting the purposes for which the meeting is called, shall be delivered not less than fifteen (15) Business Days before the date of the meeting to all Shareholders.


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7.2 With respect to the Investors' rights as Shareholders under this Agreement, the Company shall not, without the prior written consent of the holders of a majority of the Investor Shares:

        7.2.1 increase or decrease (other than by conversion or as otherwise required or permitted under this Agreement) the total number of authorized Investor Shares;

        7.2.2 alter or change the powers, preferences or rights of the Investor Shares, or the qualifications, limitations or restrictions thereof;

        7.2.3 amend its New Articles if such amendment would adversely affect the rights, preferences, privileges or limitations of the Investor Shares in a manner different from other holders of Company Shares or in a manner inconsistent with this Agreement; or

        7.2.4 authorize or issue, or obligate itself to authorize or issue (including by reclassification or otherwise) any other equity security (including without limitation any Preferred Company Shares or other preferred security) having any preference or priority over, or ranking senior to, the Investor Shares with respect to any rights set forth in this Agreement, including but not limited to rights to dividends or other distributions and rights upon liquidation, dissolution or winding-up.

        7.2.5 liquidation, merger or sale of the Company or substantially all of the assets of the Company.

7.3 With respect to the rights of all Shareholders, the Company shall not, without the majority consent of the Shareholders and in accordance with Korean Law, adopt any actions or resolutions with respect to: (i) amendment of its articles of incorporation or bylaws; and (ii) declaring or paying dividends to any class of Company Shares.

7.4 All general meetings of Shareholders shall be conducted both in Korean and English, and in the event of any conflict between the Korean and English versions of the minutes the English language version shall prevail. Such English versions of the minutes will be provided to each Investor within five (5) Business Days of the meeting date.

7.5 All actions and resolutions of the Shareholders shall be adopted by the affirmative vote of a majority of the Company Shares represented at the meeting where more than one-half (1/2) of the total number of issued and outstanding Company Shares are represented, unless otherwise required by this Agreement or under Korean Law.

                          ARTICLE 8. BOARD OF DIRECTORS

8.1 Each Investor will exercise its respective voting rights in the Company and take such other steps as are necessary to ensure; and the Company shall also take any step necessary to ensure:

        8.1.1 that the Board of Directors of the Company, as from time to time hereafter duly constituted and acting in accordance with the New Articles and this Agreement, shall consist of five (5) members (the "Board");

        8.1.2 that of such members, one (1) shall be nominated by Celeritek, one
        (1) shall be nominated by UBE, two (2) shall be nominated by the Company, and the remaining director shall be the CEO of the Company, or with similar titles and duties, as nominated and approved pursuant to
        Section 8.3 below. Each Party shall exercise its respective voting rights and take such other steps as are necessary to


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        procure the nomination and election of Persons nominated by the other
        Parties pursuant to this Section 8.1.2;

        8.1.3 the Parties shall cause an extraordinary meeting of Shareholders to be convened no later than ten (10) Business Days after the Execution Date to elect those Persons initially designated, respectively, as the Celeritek, UBE and Company nominees and, the Parties agree to shorten the statutorily required notice period to ten (10) Business Days for the convening of such extraordinary meeting; and

        8.1.4 that if any Party wishes to change its nominated directors with or without cause the other Party will vote accordingly; provided, however, that if such dismissal is without cause, the Party proposing the dismissal shall indemnify and hold the other Party harmless from any and all damages and any other expenses arising from, or in connection with such action.

8.2 The Company shall nominate the chairman of the Board. Each Investor will have the right to approve in writing such nomination, provided that such approval shall not be unreasonably withheld. The remainder of the Board shall agree to exercise their respective votes in accordance with the terms of this Agreement and the New Articles and take such other steps as are necessary to elect such director as the chairman.

8.3 The Company shall nominate the Representative Director of the Company, who shall serve as the chief executive officer ("CEO"). Each Investor shall have the right to approve in writing such nomination, provided that such approval shall not be unreasonably withheld. The remainder of the Board shall agree to exercise their respective votes in accordance with the terms of this Agreement and the New Articles and take such other steps as are necessary to elect such director as the CEO.

8.4 If the position of any director becomes vacant for any reason, a Person shall be nominated for the vacancy by the same Party who nominated the director whose office is vacant and, the other Parties agree to cause their shares to be voted and take such other steps as are necessary to elect such Person to the vacancy.

                    ARTICLE 9. RESOLUTIONS OF BOARD MEMBERS

9.1 With respect to the Investor's rights as Shareholders under this Agreement, the Company shall not approve, without the affirmative consent of at least two-thirds of the total number of board members of the Company:

        9.1.1 any matter requiring a special resolution of the Shareholders of the Company under the applicable Laws of Korea;

        9.1.2 any winding up, dissolution, liquidation, bankruptcy, corporate, reorganization, composition, insolvency or recapitalization of the Company or any subsidiary of the Company (for purposes of this Article 9, a "Company Subsidiary");

        9.1.3 the appointment or removal of the CEO, chief operations officer, chief financial officer or other key officers, and their respective annual compensation by the Company;

        9.1.4 adoption of an annual business plan and budget of the Company or any Company Subsidiary;

        9.1.5 any dividend or other distribution;


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        9.1.6 any appointment or replacement of the Company's local and international accountants and any material change in accounting policies or practices of the Company, any adoption of an annual audited financial statements and annual dividend payments or any change of fiscal year of the Company or any Company Subsidiary;

        9.1.7 direct or indirect establishment of a Company Subsidiary or the disposition of interests in any Company Subsidiary;

        9.1.8 any deviation from the annual budget of the Company or any Company Subsidiary by more than ten percent (10%) in excess of cumulative levels approved in its annual budget, including with respect to: operating expense, selling, general and administrative expenses, advance payments, indebtedness or other financial obligations, capital expenditures;

        9.1.9 sale, transfer of disposition of any material property or assets, real or personal, tangible or intangible, of the Company or any Company Subsidiary, in each case in an amount exceeding ten percent (10%) of its total assets of such Company or Company Subsidiary, other than in the ordinary course of the business;

        9.1.10 incurrence of indebtedness in excess of US$500,000 or provision of guarantees of third party obligations;

        9.1.11 the merger, consolidation or other business combination of the Company or any Company Subsidiary with or into any person, including acquisition of substantially all of the assets or capital stock of any person, or entry into any partnership or joint venture arrangement;

        9.1.12 any change in the authorized number or shares of the Company, and any issuance of shares warrants or stock options, or stock repurchase, split, consolidation or other change affecting the number or rights or issued shares;

        9.1.13 allocation of any unsubscribed shares in an offering of shares in an amount exceeding three percent (3%) or the total outstanding shares of the Company to any third party and any offer by the Company of any shares for public subscription or purchase;

        9.1.14 the listing or delisting of shares of the Company or of any Company Subsidiary;

        9.1.15 any contract or transaction between the Company or any Company Subsidiary and any director or officer of the Company or any Subsidiary or the Company, directly or indirectly, which is not in the ordinary course of business;

        9.1.16 commencement or settlement of any litigation involving more than US$500,000; or

        9.1.17 any amendment to the Company's articles of incorporation or bylaws to the extent such amendment shall not be inconsistent with
        Article 6 and Sections 7.2 and 8.1;

        9.1.18 the execution, amendment or termination any agreement to share all or a substantial part of the profits and/or losses of the Company's business;

        9.1.19 any transfer of the Company's shares by any shareholder to a third party, to the extent such approval is required by this Agreement or any other agreement by and between the Company and any of its shareholders; or

        9.1.20 any change in the number of the Board directors of the Company.

             ARTICLE 10. MEETINGS AND RESPONSIBILITIES OF THE BOARD

10.1 The Board may exercise all powers to direct the Company that are not specifically reserved for the Shareholders meetings under Korean Law, this Agreement, or the New Articles.

10.2 The CEO shall, throughout the term of this Agreement:

        10.2.1 represent the Company and stand in charge of the administration of the day-to-day business affairs of the Company in accordance with the policies established by the Board and Shareholders meetings;

        10.2.2 provide, in accordance with Article 12 below, to the Investors and the Board (i) unaudited, but reviewed by an independent accountant, quarterly financial statements, including balance sheet, profit and loss statement, and cash flow statement, together with a report on operations for the period covered by the financial statements, for each quarter as they are prepared but in no event more than ten (10) Business Days after the end of each quarter of each fiscal year, and (ii) audited, by an independent accountant, financial statements, including balance sheet, profit and loss statement, and cash flow statement, together with a report on operations for the period covered by the financial statements, for each fiscal year as they are prepared but in no event more than sixty (60) Business Days after the close of each fiscal year covered by the financial statement;

        10.2.3 prepare an annual business plan in regards to the operations and the business of the Company for approval by the Board in accordance with the terms of this Agreement and the New Articles; and

        10.2.4 be subject to and have a duty to comply with the decisions and guidance of the Board and Shareholders.

10.3 Company shall nominate a statutory auditor; provided, however, that such Person may not concurrently serve as a director of the Company. The Shareholders shall agree to exercise their respective votes and take such other steps as are necessary to elect such auditor.

10.4 Meetings of the Board may be called from time to time by any director of the Board when such director deems the same to be necessary or advisable. Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purposes for which the meeting is called, shall be delivered not less than fifteen (15) Business Days before the date of the meeting to the remainder of the Board.

10.5 Unless otherwise required by Korean Law or this Agreement, a quorum at any Board meeting shall consist of the entire Board then in office from time to time and, all actions and resolutions taken by the Board shall be adopted by the affirmative vote of a majority of the entire Board.

10.6 No member of the Board, including the chairman of the Board, shall have the right to cast more than one vote as a tie-breaking vote, and the Parties agree that a provision shall be included in the New Articles to that effect.

10.7 With respect to the decisions made by the Board, should a director be a related or interested party to a transaction or series of transactions to be approved by the Board where the transaction is outside the ordinary course of business and the value in the aggregate of which exceeds one hundred million Korean Won (KRW100,000,000), any such director shall immediately disclose such relationship or interest to the transaction to the Board, be excluded from any decision-making process, and shall abstain from voting at a meeting of the Board regarding such transaction; provided, however, where said director fully discloses to the Board the scope of such relationship or interest that director may still exercise the normal rights of his position in that situation if the unrelated or uninterested remainder of the Board unanimously votes to allow the director to do so.

10.8 Meetings of the Board will be conducted in Korean with mandatory simultaneous English translations and all minutes of the meetings shall be prepared both in Korean and English. In the event of any conflict between the Korean and English versions of the minutes, the English language version shall prevail. Such English version of the minutes will be provided to the Investors within five (5) Business Days of said meetings.

               ARTICLE 11. BASIC CORPORATE AND OPERATING POLICIES

11.1 The Parties agree to exercise their voting rights and cause their respective nominees, directors, and other representatives to effectuate the policies set forth in this Agreement and those other policies arising out of, or in connection with, or surrounding the effective implementation and maintenance of the objectives mutually contemplated throughout this Agreement during the term hereof.

11.2 The general policies of the Company regarding salaries, bonuses and other remunerations of the Board and officers of the Company shall be reviewed annually by the Parties in consultation with the Board and, general practice current in Korea shall be taken into consideration. Board compensation and severance pay shall be determined in accordance with regulations adopted by the Shareholders.

                       ARTICLE 12. ACCOUNTING AND AUDITING

12.1 The books and records of the Company shall be maintained in accordance with generally accepted accounting principles of Korea and shall accurately reflect the Company's financial position. Such records and supporting documents shall be available for inspection by the Investors and/or any of their designees at all reasonable times. Each Investor may, at its own expense, request an audit of such records by an independent public accountant of their selection, other than the independent public accounting firm used by the Company for its annual audit.

12.2 The Parties hereto agree to cause the books and records of the Company to be audited at the end of each fiscal year, which shall be December 31, during the term of this Agreement by an independent public accounting firm of international repute licensed to practice in Korea and chosen by the Company ("Annual Audit"). Such accounting firm shall yearly provide the Parties with a financial report in English and Korean in accordance with generally accepted accounting principles of both Korea and the United States. Copies of such Annual Audits shall be provided to the Parties hereto at the Company's expense in accordance with the requirements of Section 10.2.2 above. Subject to the approval of the Shareholders, such Annual Audits shall be final and binding upon the Parties as to the revenue, costs, fees, expenses, losses and profits of the Company, absent manifest error or fraud.

12.3 All financial statements and reports prepared by the Company or its auditors and provided to the Investors in accordance with the terms of Section
10.2.2 above and this Article 12 shall be submitted in both English and Korean at the Company's expense. In the event of any conflict between the Korean and English versions, the English language version shall prevail.

                   ARTICLE 13. REPRESENTATIONS AND WARRANTIES

13.1 Each Party warrants and represents to the other party that (i) it is duly organized and in good standing; (ii) it has all necessary corporate power and authority to enter into this Agreement; (iii) it has duly authorized the Venture by all corporate action necessary for such authorization; (iv) the intended Venture does not violate any charter document of such Party or judicial order binding on such Party; (v) the Agreement constitutes a valid and legally binding obligation of each Party; and (vi) it has no outstanding commitments or obligations which would impede its ability and right to enter into this Agreement and/or fulfill its obligation hereunder except those which have been disclosed in writing to the other Parties at the time of execution of this Agreement.

13.2 As of the date of this Agreement, the Company has and will have exclusive right, power and authority to issue and transfer the Investor Shares to the Investors in accordance with the terms of this Agreement.

13.3 The Investor Shares to which the Investors will subscribe hereunder shall be free and clear of all charges, liens, encumbrances, equities or other adverse or third Person rights, options, claims or interests, and with all rights, benefits, and entitlements as of the Execution Date, including the right to all dividends paid, declared or made with respect thereof. No Company Shares have been authorized or issued, and the Company has not become obligated to authorize or issue (including by reclassification or otherwise), any other equity security (including without limitation any Preferred Company Shares or other preferred security) having any preference or priority over, or ranking senior to, the Investor Shares with respect to any rights set forth in this Agreement, including but not limited to rights to dividends or other distributions and rights upon liquidation, dissolution or winding-up.

13.4 As of the Execution Date, the paid in capital of the Company is in the amount of four hundred twenty four million three hundred thousand Korean Won (423,300,000), the Company has issued and outstanding a total of eight hundred forty eight thousand six hundred (848,600) Common Company Shares with a par value of Five Hundred Korean Won (KRW 500) per share, and the Company has no Preferred Company Shares issued and outstanding.

13.5 There is no order, injunction or decree outstanding and there is no litigation, proceeding or governmental investigation pending or, to the best of the Company's knowledge, threatened against or relating to the Company, its property, businesses or assets which has, or if determined against the Company could have, a material adverse effect on the Company, the Company Shares, this Agreement, or the Investors' title and right to the Investor Shares.

                           ARTICLE 14. CONFIDENTIALITY

Each Party and such Parties' respective employees, directors, consultants, affiliates and subsidiaries shall ensure that any and all proprietary information, trade secrets and all other confidential information regarding the business, assets, customers, processes, and methods of any other Party that it may learn in the course of negotiations for, or carrying out of, this Agreement is treated by it in strict confidence and shall not use for any purpose other than for this Agreement or the Venture or disclose such information, unless such information (i) is required to be disclosed by Law or judicial order, (ii) is required to be disclosed to give effect to this Agreement, (iii) is in good faith independently acquired or developed, or (iv) becomes publicly known or available other than through the fault of the Party seeking to use or disclose such information.

                           ARTICLE 15. NON-COMPETITION

15.1 The Company shall not, and the Company shall cause any Person controlled by it not to, for a period of five (5) years from and after the Execution Date, directly or indirectly engage in the development, marketing, manufacture, sale, distribution offering, or promoting for sale of any gallium arsenide semiconductor components or gallium arsenide-based subsystems or ceramic components and ceramic based subsystems used in the transmission of voice, video and data over wireless communication networks.

15.2 An Investor shall not, and the Investor shall cause any Person controlled by it not to, for a period of five (5) years from and after the Execution Date, directly or indirectly engage in the development of any mobile telecommunication handsets.

15.3 The Company has not, and for the term of this Agreement will not, offer, issue, sell, transfer or grant any Company Shares to any Person engaged in substantially the same business as Investors and, further, the Company will obtain such enforceable agreements from Shareholders necessary or advisable to ensure that no Shareholder transfers or sells any Company Shares to such a Person.

15.4 The Investors have not, and for the term of this Agreement will not, offer, issue, sell, transfer or grant any Company Shares to any Person engaged in substantially the same business as the Company and, further, the Investors will obtain such enforceable agreements from Shareholders necessary or advisable to ensure that no Shareholder transfers or sells any Company Shares to such a Person.

15.5 The Company acknowledges that the remedy at law for any breach or threatened breach of the agreements contained in this Article 15 will be inadequate and agrees that in the event of such breach or threatened breach, in addition to all other remedies available, an Investor will be entitled to obtain preliminary or permanent injunctive relief without being required to prove damages or post bond and, to the extent permitted by applicable Law, obtain a temporary restraining order (or similar ex parte procedural device) upon the commencement of such action.

                                ARTICLE 16. TERM

This Agreement shall continue in effect so long as any Investor holds any Company Shares unless earlier terminated pursuant to Article 17 below.

                             ARTICLE 17. TERMINATION

This Agreement may be terminated upon mutual written consent of the Parties or immediately upon notice in writing of the occurrence of one or more of the following events:

17.1 by an Investor, if in good faith and exercising reasonable judgment the board of directors of an Investor determines that (i) the responsibilities, policies and objectives of this Agreement, as well as any related agreements, have not been undertaken by the Company in form and substance reasonably acceptable to the Investor within ten (10) Business Days of the Execution Date,
(ii) at any time the Company is no longer engaged in the Business, or (iii) within thirty (30) days of the Execution Date the Company has failed to obtain the Governmental Approvals required of the Venture, including but not limited to certification as a Foreign Capital Invested Company by the Bank of Korea;

17.2 by either Party, if the other Party has breached any of its obligations under this Agreement, and if either Party not in breach hereof has provided notification, in writing, to the breaching Party of its obligation to remedy such breach, and the breaching Party fails to remedy such breach to the reasonable satisfaction of either Party within [thirty (30)] Business Days from the date it received such written notice;

17.3 by either Party, if the other Party shall be or becomes incapable for a period of sixty (60) Business Days of performing any of its obligations under this Agreement subject to the terms of Article 21;

17.4 by an either Party, if (i) the other Party enters into dissolution, liquidation, bankruptcy, reorganization or compulsory composition; (ii) creditors of the other Party file for the other Party's dissolution, liquidation, bankruptcy, reorganization or compulsory composition; (iii) creditors of the other Party have taken over the Company's management; (iv) relevant financial institutions have suspended the other Party's clearing house privileges; or (v) any material or significant part of the other Party's undertaking, property or assets is expropriated or confiscated by action of any government;

17.5 by an Investor, if Jay (Jongweon) Hong is no longer an employee of the Company for any reason within three (3) years after the Execution Date.

                     ARTICLE 18. CONSEQUENCES OF TERMINATION

18.1 Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties at the date of termination, unless waived in writing by the mutual agreement of the Parties.

18.2 Termination of this Agreement shall be accompanied by a notice of intent to terminate this Agreement, in writing with stated reasons, provided to the other Party hereto.

18.3 If this Agreement is terminated for any of the reasons set forth in Article 17, the Party providing notice of termination (the "Terminating Party") shall, at its option, have the following rights, in addition to any other rights to which it is entitled:

        18.3.1 If an Investor is the Terminating Party, to require the Company to purchase, pro rata in accordance with its ratio of shareholdings in the Company, all of Investor's Company Shares at fair market value;

        18.3.2 If the Company is the Terminating Party, to require the breaching Investor to sell all of the breaching Investor's Company shares at fair market price to the Company or a person to be designated by the Company

        18.3.3 An Investor may cause the Company to remove investor's name or names and/or its trademarks or other distinctive designations from the name of and from use by the Company. If a Party opts to request removal pursuant to this Section 18.3.3, the other Parties shall take all steps necessary to remove the name, trademark or trade name of or any reference to the party so opting, including the Korean language or Korea equivalent of such, as appropriate.

18.4 Upon termination of this Agreement for any reason, any and all information (whether confidential or not), data or documentation in any form whatsoever provided to the Company by an Investor regarding any of Investor's technical know-how, patents or other intellectual property rights, and any and all reproductions or copies thereof, shall be immediately returned to the Investor.

18.5 Upon termination of this Agreement for any reason, any and all information (whether confidential or not), data or documentation in any form whatsoever provided to the Investor by Company regarding any of Company's technical know-how, patents or other intellectual property rights, and any and all reproductions or copies thereof, shall be immediately returned to the Company.

18.6 In the event the Parties are unable to agree within a period of thirty (30) Business Days upon the fair market value of any Company Shares to be transferred, the fair market value shall be determined by an independent public accountant to be chosen mutually by the Parties. The determination by such accountant shall be final, conclusive, and binding on both Parties.

18.7 Upon termination of this Agreement for any reason other than those set forth in Article 16 above, the Parties shall have an immediate amicable discussion with regard to the disposition of Company Shares owned by each Investor and/or the disposition of the assets and liabilities (including any severance obligations) of the Company. If the Parties fail to reach an agreement regarding disposition, the dispute shall be settled in accordance with Article 23 below.

18.8 In the event of termination by any Party in accordance with any provision of this Agreement, no Party shall be liable to the other, because of such termination, for compensation, reimbursement, or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, or commitments in connection with the business or goodwill of the Parties. Termination shall not, however, relieve either Party of obligations incurred prior to the termination or obligations under subcontracts, invoices, supply agreements, original equipment manufacturing agreements or other similar arrangements entered into separately by and between the Company and either Investor (including such agreements entered into pursuant to Section 4.7 above).

                           ARTICLE 19. INDEMNIFICATION

Each Party agrees to indemnify, defend and hold the other Parties harmless against any and all liabilities, losses, costs, damages, and/or expenses, which either of them may sustain arising out of or related to a breach by such Party of any provision of this Agreement. The Party wishing to assert its rights (the "Indemnitee Party") set forth in this Article 19 shall notify the other Party or Parties, as the case may be (the "Indemnitor Party") of any legal claim or legal proceeding with respect to which such Party is asserting such right. Upon the written request of the Indemnitee Party, the Indemnitor Party will assume the defense of any claim, demand or action against such Indemnitee Party, and upon request by the Indemnitee Party, will allow the Indemnitee Party to participate in and control fully the defense thereof. Such participation will be at the expense of the Indemnitee Party. Settlement by the Indemnitee Party, without the Indemnitor Party's prior written consent shall release the Indemnitor Party from the indemnity as to the claim, demand or action so settled.

                     ARTICLE 20. NON WAIVER, OTHER REMEDIES

20.1 Failure of a Party to insist upon the strict and punctual performance of any provision hereof shall not constitute waiver of or estoppel against asserting the right to require such performance, nor should a waiver or estoppel in one case constitute a waiver or estoppel with respect to a later breach whether of similar nature or otherwise.

20.2 Nothing in this Agreement shall prevent a Party from enforcing its rights by such remedies as may be available in lieu of termination.

                            ARTICLE 21. FORCE MAJEURE

21.1 The failure or delay of a Party hereto to perform any obligation under this Agreement solely by reason of acts of God, acts of government (except as otherwise enumerated herein), riots, wars, strikes, lockouts, accidents in transportation or other causes beyond its control shall not be deemed to be a breach of this Agreement; provided, however, that the Party so prevented from complying herewith shall continue to take all actions within its power to comply as fully as possible herewith.

21.2 Except where the nature of the event shall prevent it from doing so, the Party suffering such force majeure shall notify the other Party in writing within five (5) Business Days after the occurrence of such force majeure and shall in every instance, to the extent it is capable of doing so, use its best efforts to remove or remedy such cause with all reasonable dispatch.

                        ARTICLE 22. DISCLAIMER OF AGENCY

22.1 Nothing in this Agreement shall constitute or be deemed to constitute the relationship of principal, representative or agent as between the Parties.

22.2 Nothing in this Agreement or in any document referred to in it shall constitute a partnership between the Parties, nor shall the execution, completion and implementation of this Agreement confer on any Party (i) the power to bind or impose any obligations on the other Party in regards to any third Persons, or (ii) the power, ability, or right to pledge the credit of the other Party.

                         ARTICLE 23. DISPUTE RESOLUTION

23.1 All dispute, controversies, or differences which may arise between the Parties out of or in relation to or in connection with this Agreement, or for the breach hereof, shall be finally settled by arbitration before three (3) arbitrators under the Rules of Arbitration of the International Chamber of Commerce in Korea. Each Party shall be entitled to nominate one arbitrator. If dispute, controversies, or differences arise between two of the Parties hereto, each Party shall be entitled to nominate one arbitrator and the arbitrators so selected by the Parties shall mutually agree upon the selection of the third arbitrator. The arbitration proceeding shall be conducted in English. The results of such arbitration shall be conclusive and binding upon the parties, and shall be enforceable in any court having jurisdiction over the party against whom the award was rendered.

23.2 Each Party hereto agrees to pay and discharge all reasonable costs, attorney fees and expenses that are incurred by another Party in enforcing the terms of this Agreement, provided that such other Party shall prevail in such proceedings.

23.3 The validity, performance, construction, and effect of this Agreement shall be interpreted in accordance with and governed by the substantive Laws of the Republic of Korea, without regard to conflicts of laws provisions.

                            ARTICLE 24. MISCELLANEOUS

24.1 Assignability. This Agreement and each and every covenant, term and condition hereof shall be binding upon and effective to the benefit of the Parties hereto and their respective successors and assignees, but neither this Agreement nor any rights or obligations hereunder shall be assignable directly or indirectly by any Party hereto without the prior written consent of the other Party; provided, however, that an Investor may transfer its Company Shares without such consent of the Company in accordance with Section 5.5 above. Any Person who becomes a holder of Investor Shares pursuant to this Agreement shall, as a condition precedent to receiving such shares and exercising rights as a shareholder of the Company, execute and become a Party to this Agreement and shall be bound by all of its terms and conditions.

24.2 Expenses. Each Party shall bear its own attorney fees and other expenses incurred in the preparation and execution of this Agreement, and any other related agreement provided hereunder, and the performance of the Parties' respective obligations hereunder, and the Parties shall hold each other harmless for any such charges.

24.3 Modification. No amendment, change, addition or modification of the terms set forth in this Agreement shall be effective or binding upon either of the Parties unless reduced to writing and executed by the respective duly authorized representatives of each Party.

24.4 Severability. In the event any term or provision of this Agreement shall for any reason be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement and this Agreement shall be interpreted and construed as if such term or provision, to the extent unenforceable, had never been contained in this Agreement.

24.5 Notice.

        24.5.1 Any notice required or permitted to be given hereunder shall be in writing and may be given by personal service, registered airmail, or by facsimile if confirmed on the same day in writing by registered airmail, with postage fully prepaid to the following addresses:

        If to Celeritek:

                3236 Scott Blvd.,
                Santa Clara, California

        If to UBE:

                2023-2 Aza-Mugigawa Okubun, Ohmine-cho, Mine city
                Yamaguchi Pref., 759-2214, Japan

        If to the Company:

                NewGen Telecom Corporation
                124-4 #406, Ojeon-Dong, Uiwnag-City
                Kyungki-Do, Korea

        24.5.2 Except as otherwise specified herein, all notices, demands, and other communications shall be deemed to have been duly given on the date of receipt if delivered personally or by facsimile or fifteen (15) Business Days after the date of mailing if sent by registered airmail.

        24.5.3 All notices, demands or other communications hereunder and any other documents required to be delivered hereunder shall be in the English language or accompanied by a certified translation thereof into the English language.

24.6 Counterparts. This Agreement is written in the English language and may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one document.

24.7 Language. The English language text of this Agreement shall prevail over any translation thereof for purposes of interpretation and resolving ambiguities.

24.8 Entire Agreement. This Agreement supersedes all previous representations, understandings, or agreements, oral or written, between the Parties with respect to the subject matter hereof, and the agreements and documents contemplated hereby contains the entire understanding of the Parties as to the terms and conditions of their relationship.

24.9 Headings. The headings contained in this Agreement are for the convenience of the reader only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the authorized representatives of the Parties hereto have caused this Agreement to be executed as of the date first above written.



        CELERITEK, INC.

        By
          ---------------------------
        Name:  Tamer Husseini
        Title: Chief Executive Officer and President



        UBE

        By
          ---------------------------
        Name:  Takaaki Tanaka
        Title:  General Manager



        NEWGEN CO., LTD.

        By
          ---------------------------
        Name:    Jay Hong
        Title:   Chief Executive Officer